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                      AMENDMENT NO. 3 TO CREDIT AGREEMENT

          AMENDMENT NO. 3 TO CREDIT AGREEMENT, dated as of October 8, 1997 (this "AMENDMENT"), among GANTOS, INC., a Michigan corporation (the "BORROWER"), the lenders named therein (each individually, a "LENDER" and collectively, the "LENDERS"), and FLEET BANK, N.A. (formerly known as Natwest Bank N.A.) as agent for the Lenders (in such capacity, the "AGENT").

          WHEREAS, the Borrower, the Lenders, and the Agent are party to the Revolving Credit Agreement, dated as of March 10, 1995 (as amended by amendment no. 1, dated April 25, 1996 and amendment no. 2, dated March 18, 1997, and as otherwise and/or further amended, supplemented or modified from time to time in accordance with its terms, the "CREDIT AGREEMENT"); and

          WHEREAS, subject to the terms and conditions hereof, the parties hereto desire to amend certain provisions of the Credit Agreement.

          NOW, THEREFORE, for good and valuable consideration, the receipt of which is hereby acknowledged, and subject to the fulfillment of the conditions set forth below, the parties hereto agree as follows:

          1. DEFINED TERMS. Unless otherwise specifically defined herein, all capitalized terms used herein shall have the respective meanings ascribed to such terms in the Credit Agreement.

          2. AMENDMENTS TO CREDIT AGREEMENT. Subject to the conditions as to effectiveness set forth in Paragraph 4 of this Amendment, the Credit Agreement is hereby amended as follows:

          (a)  The definition of "Applicable Margin" appearing in Article I of the Credit
                                                               Agreement is
                                                               amended and
                                                               restated in its
                                                               entirety as
                                                               follows:


               "APPLICABLE MARGIN" means:

               (a) until the day immediately preceding the first Adjustment Date (i) with respect to Prime Rate Loans, one and one-quarter percent (1-1/4%) and (ii) with respect to Eurodollar Loans, two and one-half percent (2-1/2%), in each case, subject to adjustment pursuant to Section 2.05(d) hereof; and



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               (b) for each Calculation Period, the margin set forth below for
          Prime Rate Loans or Eurodollar Loans, respectively, opposite the level of EBITDA set forth below (000's omitted) for the period of four consecutive fiscal quarters ending with the fiscal quarter (or fiscal quarter ending a Fiscal Year) reflected in the financial statements required to be delivered as of the first day of such Calculation Period (EBITDA being deemed to be not over $2,400,000 for any Calculation Period as of the first date of which any financial statements and accompanying documents have not been delivered within the time period required by Section 6.05(a) and
          Section 6.05(d) or Section 6.05(b)(ii) hereof, respectively):

          EBITDA for four
          consecutive fiscal         Margin for             Margin for
          quarters (000'S omitted)   Eurodollar Loans       Prime Rate Loans
          ------------------------   ----------------       ----------------


          Over $10,800                1.75%               0.50%
          Over $9,800 and
          not over $10,800            2.00%               0.75%
          Over $8,800 and
          not over $9,800             2.25%               1.00%
          Over $4,400 and
          not over $8,800             2.50%               1.25%
          Over $3,400 and
          not over $4,400             2.75%               1.50%
          Over $2,400 and
          not over $3,400             3.00%               1.75%
          Not over $2,400             3.25%               2.00%

          (b)  The definition of "Borrowing Base" appearing in Article I of the
                                                              Credit Agreement
                                                              is amended and
                                                              restated in its
                                                              entirety as
                                                              follows:


               "BORROWING BASE" shall mean an amount equal to:

          (a) ninety percent (90%) of the Net Amount of Eligible Receivables,
              PLUS

          (b) the excess of:

                    (i) the lesser of (A) (1) at any time during each four month period commencing on October 1 and ending on January 31, fifty-five percent (55%) of the Eligible Inventory valued at the lower of cost (on a FIFO

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               basis) and current market value and (2) at any time during each eight month period commencing on February 1 and ending on September 30, forty-five percent (45%) of the Eligible Inventory valued at the lower of cost (on a FIFO basis) and current market value and (B) thirty-five percent (35%) of the Retail Value of Eligible Inventory, OVER

                    (ii) the aggregate amount of all outstanding gift
               certificates sold by the Borrower.

          (c) The following definition is added in its proper alphabetically determined place in Article I of the Credit Agreement:

               "FISCAL PERIOD" shall mean any four or five week fiscal period (as applicable) of the Borrower.

          (d) The definition of "Trigger Date" appearing in Article I of the Credit Agreement is amended and restated in its entirety as follows:

               "TRIGGER DATE" means the last day of any Fiscal Period (i) for which the average amount (calculated on a daily basis for each Business Day in such Fiscal Period) of Availability was less than $5,000,000 OR (ii) during which the amount of Availability (calculated at the close of business of each day during such Fiscal Period) was less than $3,500,000 at the end of any Business Day; PROVIDED, that in the event that a default occurs under Section 6.05(j)(ii) hereof for any reason, the Trigger Date shall for all purposes of this Agreement be deemed to have occurred as of the last day of the Fiscal Period immediately preceding the date such default occurs.

          (e) Section 6.05(j) of the Credit Agreement is amended and restated in its entirety as follows:

               (j) (i) no later than the Wednesday next following the end of each week, a certificate substantially in the form of SCHEDULE 6.05(J) hereto (or in such other form as is mutually agreed to by the Borrower and the Agent) executed by the Financial Officer of the Borrower (or another duly authorized financial officer of the Borrower) demonstrating compliance as at the close of business on Saturday of the previous week with the Borrowing Base and (ii) no later than the third Business Day of each Fiscal Period, a certificate substantially in the form of SCHEDULE 6.05(J)(II) hereto (or in such other form as is mutually agreed to by the Borrower and the Agent) executed by the Financial Officer of the Borrower (or another duly authorized financial officer of the Borrower) setting forth with respect to the immediately preceding Fiscal Period (A) the average amount (calculated on a daily basis for each Business Day in such prior Fiscal Period) of Availability and (B) the actual amount of Availability as of the close of business of each day during such Fiscal Period;

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          (f)  Section 7.09 of the Credit Agreement is amended and restated
in its entirety as follows:

               SECTION 7.09. FIXED CHARGE COVERAGE RATIO. From and after the Trigger Date, permit or suffer the Fixed Charge Coverage Ratio of the Borrower and its subsidiaries to be less than 1.0:1.0 as of the last day of any fiscal quarter which ends on or after the Trigger Date.

          (g) Section 7.10 of the Credit Agreement is amended and restated in its entirety as follows:

               SECTION 7.10. EBITDA. From and after the Trigger Date, permit EBITDA of the Borrower and its subsidiaries at the end of each fiscal quarter ending on or after the Trigger Date for the four-quarter period then ending to be less than the respective amounts set forth below for the periods indicated:

          Four Fiscal Quarters                    Minimum
          Ending on or about                      EBITDA
          ------------------                      ------

          January 31, 1997                        $9,500,000
          April 30, 1997                          $7,900,000
          July 31, 1997                           $6,000,000
          October 31, 1997                        $5,800,000
          January 31, 1998                        $7,000,000
          April 30, 1998                          $6,800,000
          July 31, 1998                           $6,200,000
          October 31, 1998                        $6,400,000
          January 31, 1999                        $7,600,000
          April 30, 1999                          $8,600,000
          July 31, 1999                           $8,700,000
          October 31, 1999 and
          the last day of each
          fiscal quarter thereafter               $8,600,000

          (h) Section 7.11 of the Credit Agreement is amended and restated in its entirety as follows:

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               SECTION 7.11.  INTEREST COVERAGE RATIO.  From and after the
          Trigger Date, permit or suffer the Interest Coverage Ratio of the Borrower and its subsidiaries at the end of each fiscal quarter ending on or after the Trigger Date for the four quarter period then ending to be less than the respective amounts set forth below for the periods indicated:

          Four Fiscal Quarters Ending
          On or about                           Minimum Ratio
          -----------                           -------------

          January 31, 1997                          2.0:1
          April 30, 1997                            3.4:1
          July 31, 1997                             3.2:1
          October 31, 1997                          2.9:1
          January 31, 1998                          3.8:1
          April 30, 1998                            3.9:1
          July 31, 1998                             3.5:1
          October 31, 1998                          3.4:1
          January 31, 1999                          4.1:1
          April 30, 1999                            4.4:1
          July 31, 1999                             4.4:1
          October 31, 1999 and
          the last day of each
          fiscal quarter thereafter                 4.1:1

          (i) The proviso appearing at the end of Section 7.19(a) of the Credit Agreement, which was added pursuant to Amendment No. 2 to Credit Agreement dated as of March 18, 1997, is amended and restated in its entirety as follows::

          PROVIDED, FURTHER, that notwithstanding the foregoing and notwithstanding Section 7.06 hereof, in addition to the Borrower's rights under the immediately preceding proviso in this Section 7.19(a), the Borrower may prepay, purchase or redeem and concurrently retire any or all of the Senior Notes, at par or less, without obtaining the prior written consent of the Required Lenders, so long as (i) at least three Business Days prior to the date of such prepayment, purchase or redemption the Required Lenders shall have received financial operation projections for the Borrower and its subsidiaries giving effect to such transaction for the period commencing on the date of such transaction and ending with on the last day of the twelfth full Fiscal Period ending thereafter, which projections (x) shall include balance sheets, statements of profit and loss, statements of cash flow and Availability forecasts (in each case on a daily, weekly, monthly, quarterly or other basis as the Required Lenders may in their sole discretion require), (y) shall include calculations demonstrating that the Borrower will be in compliance with Sections 7.07 through and including 7.12 hereof at all times during such period and (z) shall be certified by the Financial Officer of the Borrower (or another duly authorized financial officer of the Borrower) as having been prepared in good

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          faith based upon reasonable assumptions and the best information then available, (ii) at the time of any such prepayment, purchase or redemption and concurrent retirement, no Default or Event of Default is continuing or would arise as a result thereof, and (iii) the Borrower shall pay all fees then due and payable to the Agent, including without limitation all fees payable pursuant to the fee letter agreement dated as of October 8, 1997.

          (j) In the event the Borrower prepays, purchases or redeems any or all of the Senior Notes in accordance with the further proviso clause of
Section 7.19(a) then immediately prior to any such prepayment, purchase or redemption and at all times thereafter, the definition of "Borrowing Base" appearing in Article I of the Credit Agreement shall be amended and restated in its entirety as follows:

          "BORROWING BASE" shall mean an amount equal to the sum of (a) ninety percent (90%) of the Net Amount of Eligible Receivables plus (b) the excess of (i) the lesser of (A) forty-five percent (45%) of the Eligible Inventory valued at the lower of cost (on a FIFO basis) and current market value and (B) thirty-five percent (35%) of the Retail Value of Eligible Inventory over (ii) the aggregate amount of all outstanding gift certificates sold by the Borrower.

          (k) Section 8.01(g) is amended and restated in its entirety as follows:

                    (g) (i) default shall be made with respect to any Indebtedness or obligations under a Capitalized Lease Obligation of any Credit Party the aggregate principal amount of which exceeds $500,000 (excluding the Obligations and Indebtedness arising under the Indenture Documents) if the effect of any such default shall be to accelerate, or to permit the holder or obligee of any such Indebtedness or obligations under a Capitalized Lease Obligation (or any trustee on behalf of such holder or obligee) at its option to accelerate, the maturity of such Indebtedness or obligations under a Capitalized Lease Obligation, unless such default has been waived or unless such Indebtedness or obligations or such default is being contested in good faith by appropriate proceedings diligently prosecuted and no acceleration of such Indebtedness or obligations has taken place or (ii) default shall be made with respect to Indebtedness arising under the Indenture Documents and (A) the maturity of such Indebtedness shall have been accelerated or (B) such default shall have permitted the holder of any such Indebtedness (or any trustee on behalf of such holder) at its option to accelerate the maturity of such Indebtedness and such holder (or trustee) shall have accelerated such Indebtedness or taken any action or exercised any remedy intended to enforce collection of such Indebtedness (it being understood and agreed that mere delivery to one or more Credit Parties of a notice of default, notice of a proposed acceleration at a future date or notice of demand for payment at a future date shall not constitute such an action or remedy for purposes of this Section
               8.01 (g)(ii)(B)), unless such default has been waived or unless such Indebtedness or default is being

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

               contested in good faith by appropriate proceedings diligently prosecuted and no acceleration of such Indebtedness has taken place;

          (l) SCHEDULE 6.05(j)(ii) annexed to this Amendment is hereby incorporated into the Credit Agreement as SCHEDULE 6.05(j)(ii) thereto.

          3. REPRESENTATIONS AND WARRANTIES. The Borrower hereby represents and warrants as follows (which representations and warranties shall survive the execution and delivery of this Amendment) as of the date hereof that:

          (1) All representations and warranties contained in the Credit Agreement and each of the other Loan Documents are true and correct in all material respects as of the date hereof with the same force and effect as if made on such date (except to the extent that any such representation or warranty relates expressly to an earlier date).

          (2) The Borrower has the corporate power and authority to execute, deliver and carry out the terms and provisions of this Amendment and has taken all necessary corporate action to authorize the execution, delivery and performance of this Amendment.

          (3) This Amendment has been duly executed and delivered and constitutes the legal, valid and binding obligation of the Borrower, and is enforceable in accordance with its terms, except as the enforceability thereof may be limited by bankruptcy, reorganization, insolvency, moratorium and other similar laws affecting the enforcement of creditors' rights generally and by general equity principles.

          (4) No registration or filing with, consent or approval of, or other action by, any Federal, State or other governmental agency, authority or regulatory body is or will be required on behalf of the Borrower in connection with the execution, delivery, performance, validity or enforcement of this Amendment other than any such registration or filing which has been made or any such consent, approval or other action which has been obtained and remains in full force and effect and other than the filing of a Form 10-Q or a Form 10-K with the Securities and Exchange Commission.

          (5) The execution, delivery and performance of this Amendment by the Borrower will not violate any provision of the certificate or articles of incorporation or bylaws of the Borrower or any of its subsidiaries or any law, statute, rule or regulation, or any order or decree of any court or governmental instrumentality applicable to the Borrower or any of its subsidiaries, or violate, result in the breach of or constitute a default under any indenture, agreement or other instrument to which the Borrower or any of its subsidiaries or any of their respective properties or assets are or may be bound.

          (6) The Borrower is in compliance with all of the various covenants and agreements applicable to it set forth in the Credit Agreement and each of the other Loan Documents.

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          (7)  No event has occurred and is continuing which constitutes or would constitute, with the giving of notice or the lapse of time or both, an Event of Default under the Credit Agreement or any of the other Loan Documents, or an Event of Default (as defined in the Indenture) under the Indenture.

          (8) The Borrower has no defense to or setoff, counterclaim or claim against payment of the Obligations or enforcement of the Loan Documents based upon a fact or circumstance existing or occurring on or prior to the date hereof.

          4. CONDITIONS PRECEDENT. Notwithstanding any term or provision of this Amendment to the contrary, no amendment set forth in Paragraph 2 hereof shall become effective until the Agent shall have determined that each of the following conditions precedent shall have been satisfied:

          (1) All required corporate actions in connection with the execution and delivery of this Amendment shall have been taken, and each shall be satisfactory in form and substance to the Agent, and the Agent shall have received all information and copies of all documents, including, without limitation, records of requisite corporate action that the Agent may reasonably request, to be certified by the appropriate corporate person or government authorities.

          (2) All representations and warranties made by the Borrower contained in Paragraph 3 hereof shall be true and correct with the same effect as though such representations and warranties had been made on the date of effectiveness of the amendments contained in this Amendment after giving effect to such amendments (unless any such representation or warranty speaks expressly to an earlier date).

          (3) Counterparts of the separate fee letter agreement dated the date hereof among the Borrower, the Lenders and the Agent shall have been duly executed and delivered on behalf of each of the parties thereto and such fee letter agreement shall be in full force and effect.

          (4) Counterparts of this Amendment shall have been duly executed and delivered on behalf of the Borrower, the Lenders and the Agent.

          5. CONTINUED EFFECTIVENESS. The term "Agreement", "hereof", "herein" and similar terms as used in the Credit Agreement, and references in the other Loan Documents to the Credit Agreement, shall mean and refer to, from and after the effective date of the amendments contained herein as determined in accordance with Paragraph 4 hereof, the Credit Agreement as amended by this Amendment. Each of the parties hereto agrees that, as amended by this Amendment, all of the covenants and agreements and other provisions contained in the Credit Agreement and the other Loan Documents are hereby ratified and confirmed in all respects and shall remain in full force and effect from and after the date of this Amendment.

          6. COUNTERPARTS. This Amendment may be executed in two or more counterparts, each of which shall be an original, and all of which, taken together, shall constitute

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a single instrument.  Delivery of an executed counterpart of a signature page to this Amendment by telecopier shall be effective as delivery of a manually executed counterpart of this Amendment.

          7. GOVERNING LAW. THIS AMENDMENT SHALL BE CONSTRUED IN ACCORDANCE WITH AND GOVERNED BY THE LAWS OF THE STATE OF NEW YORK (WITHOUT GIVING EFFECT TO THE CONFLICTS OF LAWS PRINCIPLES THEREOF).

          IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed by their respective officers thereunto duly authorized as of the day and year first above written.


                         GANTOS, INC., as Borrower


                         By:________________________________
                            Name:
                            Title:

                         FLEET BANK, N.A. (formerly known as Natwest
                 Bank N.A.), as Agent and as a Lender

                         By:________________________________
                            Name:
                            Title:


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